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                                                                     Exhibit 5.6
                                                            G. WILLIAM FISHERING
                                            e-mail: gwfishering@beersmallers.com

     BEERS
    MALLERS
    BACKS &
     SALIN
      LLP

 ATTORNEYS AT LAW
 110 W. Berry St.
    Suite 1100
Fort Wayne, IN 46802
  T: 260.426.9706
  F: 260.420.1314

 108 W. Michigan St.
 LaGrange, IN 46761
  T: 260.463.4949
  F: 260.463.4905

www.beersmallers.com

September 14, 2004

MAAX Corporation
ATTN:  Denis Aubin
1010 Sherbrooke Street W., Suite 1610
Montreal, Quebec H3A 2R7

      We have acted as special counsel in the State of Indiana ( the "State") to Maax Corporation, a Nova Scotia unlimited company (the "Company") and Aker Plastics Company, Inc. ("Aker") and MAAX Midwest, Inc., (the "Subsidiaries" or the "Guarantors"), in connection with the execution and delivery today of filings with the Securities and Exchange Commission (the "SEC") of certain documents contemplated in an Exchange and Registration Rights Agreement dated June 4, 2004, among the Company, the Guarantors, certain other guarantors and Goldman Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the several Purchasers (the "Exchange and Registration Rights Agreement"); capitalized terms used herein and not defined have the meanings assigned to such terms in the Exchange and Registration Rights Agreement.

      In rendering the opinions hereinafter set forth, we have reviewed final forms of the following documents (collectively, the "Documents"):

            a.    the Indenture;

            b.    the Exchange and Registration Rights Agreement;

            c.    the Guarantee; and

            d. the Articles of Incorporation and By-Laws of the Subsidiaries as amended (the "Organizational Documents")

      We have reviewed the Documents and such other instruments, documents and agreements as we have deemed necessary or appropriate to enable us to render the opinions hereinafter set forth.

      In rendering the opinions hereinafter set forth, we have assumed that there has occurred due authorization, execution and delivery of the Documents and all documentation in connection therewith.

            We have assumed and relied upon, without independent investigation, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.


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            As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Subsidiaries. As used herein, "to our knowledge" means the conscious awareness of facts or other information by any lawyer in our firm actively involved in negotiating the transactions contemplated in connection herewith.

            Subject to the foregoing assumptions and qualifications, we are of the opinion that:

            Each of the Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of Indiana, with requisite power and authority to own its properties and conduct its business as described in the Registration Statement and to enter into and carry out its obligations under the Documents.

            The Indenture has been duly authorized, executed and delivered by the Subsidiaries.

            The Guarantee has been duly authorized, executed and delivered by the Subsidiaries.

            The execution and the compliance with all of the provisions of the Documents by the Subsidiaries will not result in any violation of the provisions of (a) any Organizational Document, (b) the laws of the State (the "Applicable Laws"), or (c) to our knowledge, any order, judgment or decree naming the Subsidiaries of any court or governmental agency or body of the State of applicable to the Subsidiaries.

            We understand that this opinion will be relied upon by Kaye Scholer LLP in delivering their opinions with respect to the registration of the Notes (as that term is defined in the Indenture) with the SEC; otherwise, this opinion is solely for the benefit of the addressees and their respective successors and assigns and not for the benefit of any other person. We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement.

            We are admitted to practice in the State. We express no opinion as to matters under or involving the laws of any jurisdiction other than the laws of the United States and the State and its political subdivisions. The opinions rendered herein are based on the laws of the State as they exist on the date of the opinion.

            Very truly yours,

            BEERS MALLERS BACKS & SALIN, LLP